Free Translation

POWER OF ATTORNEY

Through this private instrument, [Shareholder], [nationality], [marital status], [profession], bearer of identity document number [•] [issuing entity], enrolled in the tax register (CPF/MF) under number [•], resident and domiciled at [full address, including district, city, state and postal code] (“Grantor”), in the capacity of holder of [•] ([number of shares in writing]) common shares of BRF S.A., a publicly held company enrolled in the tax register (CNPJ/MF) under number 01.838.723/0001-27 with registered offices at Rua Jorge Tzachel, 475, Bairro Fazenda, in the city of Itajaí, state of Santa Catarina, CEP 88301-600 (“Company”), in view of the convening of an Extraordinary and Annual General Meeting of the Company to be held at 11:00 a.m. on April 8, 2015, at the corporate headquarters of the Company (“E/AGM”), does hereby appoint and constitute as their proxies:

                        a) Luci Regina Basarin, Brazilian, single, lawyer, bearer of ID OAB/SP number 135.661, enrolled in the tax register (CPF/MF) under number 134.742.868-76, domiciled at Rua Hungria, 1400, 5th floor, Jardim Europa, São Paulo (SP), CEP 01455-000, in order to vote IN FAVOR of the matters on the agenda of the day of the E/AGM in accordance with the guidance indicated below by the Grantor;

                        b) Carla Roberta Wilbert, Brazilian, single, lawyer, bearer of ID OAB/SC number 31.425, enrolled in the tax register (CPF/MF) under number 047.321.449-00 domiciled at Rua Hungria, 1400, 5th floor, Jardim Europa, São Paulo (SP), CEP 01455-000 to vote AGAINST the matters on the agenda of the day of the E/AGM in accordance with the guidance indicated below by the Grantor; and

                        c) Carla Cristina Miranda Catharino, Brazilian, single, lawyer, bearer of ID OAB/SP number 251.721, enrolled in the tax register (CPF/MF) under number 312.362.038-79 to ABSTAIN on the matters on the agenda of the day of the E/AGM in accordance with the guidance indicated below by the Grantor;

granting to the aforementioned appointed proxies powers, acting in isolation and independently of the order of nomination, to represent the Grantor at the E/AGM, signing the Shareholders Attendance Register and the minutes of the Extraordinary and Annual General Meeting for the specific ends of voting strictly in conformity with the following guidance:

Annual General Meeting

1.     To approve the Management Report, Financial Statements and other documents with respect to the fiscal year ending December 31, 2014 and deliberate on the allocation of the result; approve the following allocation of the Net Income for the Fiscal Year 2014:

In Favor	Against	Abstention
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

2.   To approve the distribution of shareholders’ remuneration as decided by the Board of Directors in the amount of R$ 824,254,000.00 (eight hundred and twenty-four million, two hundred and fifty-four thousand), corresponding to R$ 0.948357530 per share with payments effected on August 15, 2014 (R$ 0.41421437 per share in the amount of R$361,000,000.00) and on February 13, 2015 (R$ 0.43441923  per share in the amount of R$376,765,000.00) as interest on shareholders’ equity with due retention of Withholding Tax at Source pursuant to the applicable legislation. To further ratify the distribution of complementary dividends for R$ 86,489,000.00, corresponding to R$ 0.09972393 paid on February 13, 2015, comprising a total amount of R$ 824,254 million of remuneration to the shareholders:

In Favor	Against	Abstention
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

3.    To approve nine members to make up the Board of Directors to pursuant to the provision in Article 16, caption sentence, of the Corporate Bylaws:

In Favor	Against	Abstention
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

   To elect the slate made up of the persons listed below to comprise the Board of Directors for a mandate of 2 (two) years as established in Article 16 of the Corporate Bylaws.

Effective Member	Alternate Member
Abilio dos Santos Diniz	Eduardo Pongracz Rossi
Marco Geovanne Tobias da Silva	Sergio Ricardo Miranda Nazaré
Vicente Falconi Campos	Mateus Affonso Bandeira
Walter Fontana Filho	Eduardo Fontana D’Avila
Luiz Fernando Furlan	Roberto Faldini
José Carlos Reis de Magalhães Neto	Fernando Shayer
Manoel Cordeiro Silva Filho	Mauricio da Rocha Wanderley
Paulo Guilherme Farah Correa	Arthur Prado Silva
Henri Philippe Reichstul	José Violi Filho

If you wish to abstain from deliberating on the election of the Fiscal Council, exclude this item when completing the power of attorney.

  To appoint the Chairman and the Vice Chairman pursuant to Paragraph 1, Article 16 of the Corporate Bylaws.

In Favor	Against	Abstention
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

6. To elect the members of the Fiscal Council – Term of Office: Until the E/AGM of 2016.

Effective Member	Alternate Member
Attilio Guaspari	Susana Hanna Stiphan Jabra
Marcus Vinicius Dias Severini	Marcos Tadeu de Siqueira
Reginaldo Ferreira Alexandre	Walter Mendes de Oliveira Filho

   If you wish to abstain from deliberating on the election of the Fiscal Council, exclude this item when completing the power of attorney.

Extraordinary General Meeting

1.      To approve the total annual and aggregate compensation for the Management of the BRF Companies in the amount of up to R$ 65 million, including additional compensation in the month of December 2015 in an amount corresponding to one monthly fee income and to set the remuneration of the Fiscal Council pursuant to Article 261, Paragraph 3 of the Brazilian Corporate Law. The annual and aggregate compensation of the management and the Fiscal Council realized in 2014 in the amount of R$61,557,810.59 was also ratified.

In Favor	Against	Abstention
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

2.    To approve the amendment of the Stock Options Plan and the Restricted Stock Plan

In Favor	Against	Abstention
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

The proxies hereby nominated have no right or obligation to take any other measures in the name of the Grantor that are not expressly stated in this instrument or which are necessary for its exact compliance.

This mandate may be delegated in its entirety or partially and shall be valid for the aforementioned Extraordinary and Annual General Meeting, whether installed at the first or second call.

[•] [month], 2014.

[Shareholder]

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